SECOND AMENDMENT

TO THE

DOLLAR GENERAL CORPORATION

CDP/SERP PLAN

(As Amended and Restated Effective November 1, 2004)

WHEREAS, effective as of November 1, 2004, Dollar General Corporation (“Company”) adopted the latest amendment and restatement of the Dollar General Corporation CDP/SERP Plan, which plan was subsequently (“Plan”);

WHEREAS, pursuant to Section 11.3 of the Plan, the Plan may be amended by due action of the Board of Directors or the Compensation Committee of the Company;

WHEREAS, the Compensation Committee of the Company has delegated certain Plan amendment rights to the Benefits Administration Committee of the Company.

WHEREAS, the Benefits Administration Committee of the Company desires to amend the Plan to expressly provide for Plan provisions requiring a cancellation of a Participant’s Deferral Election upon receipt of a hardship withdrawal under a 401(k) plan.

NOW, THEREFORE, the Benefits Administration Committee of the Company hereby amends the Plan as follows, effective January 1, 2005 or as otherwise expressly provided herein, provided, however, that if this amendment does not comply with Code Section 409A (including the Income Tax Regulations thereunder) in any manner, the provisions(s) not so complying shall not be effective until amended to so comply (which amendment may be retroactive to the extent permitted under Code Section 409A (including the Income Tax Regulations thereunder)):

1.

The following new Section 4.7 is added to the Plan:

4.7

“Automatic Cancellation of Deferral Election upon Receipt of Hardship Withdrawal under 401(k) Plan”

(a)

A Participant’s Deferral Election in effect at the time of a 401(k) hardship withdrawal shall be cancelled (rather than postponed or delayed) prospectively so that no further deferrals from his Base Pay or bonuses shall be made during the 401(k) hardship withdrawal required cancellation period or with respect to the Plan Year in which the 401(k) hardship withdrawal required cancellation period begins.

(b)

The Participant whose Deferral Election is cancelled pursuant to this Section may file a new Deferral Election in order to commence or recommence making deferrals under the Plan from his Base Pay or bonuses at the later of (i) the first payroll period that commences after the end of the 401(k) hardship withdrawal required cancellation period or (ii) the CDP Participant’s next Enrollment Date.  The new CDP Deferral Election shall be made by a signed written notice, in a form acceptable to the Plan Committee, and shall be delivered to the Plan Committee at a date established by the Plan Committee, but no later than the day before the CDP Participant’s next or any subsequent Enrollment Date on or following which the Participant’s deferrals from his Base Pay or bonuses will commence or recommence, and shall apply only to Base Pay and bonuses earned after the new Deferral Election becomes effective as required by Code Section 409A.

(c)

For purposes hereof, the following terms have the following meanings:

(i)

A “401(k) hardship withdrawal” is a hardship withdrawal from a 401(k) plan which requires a suspension of employee contributions and elective deferrals as a result of receipt of the hardship withdrawal in order to satisfy the regulations under Code Section 401(k).

(ii)

The “401(k) hardship withdrawal required cancellation period” means the six month period (or other stated period in the 401(k) plan) during which employee contributions and elective deferrals must be suspended as a result of receipt of a 401(k) hardship withdrawal in order to satisfy the regulations under Code Section 401(k).

(iii)

A “401(k) plan” means the Dollar General Corporation 401(k) Savings and Retirement Plan and any other deferred compensation plan intended to meet the requirements of Code Section 401(k) and maintained by the Company or any other business entity or other organization (whether or not incorporated) which during the relevant period is treated (but only for the portion of the period so treated and for the purpose and to the extent required to be so treated) as a single employer with the Company or any Subsidiary under Code Section 414(b), (c), (m) or (o).

2.

Except as amended by this Second Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment to the Plan has been executed on the 13th day of Nov., 2006, but effective as hereinabove provided.

DOLLAR GENERAL CORPORATION

By:	/s/ Jeffrey R. Rice

Its:	V.P. of Human Resources
Chairman of the BAC

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